Smead Funds Trust

2777 East Camelback Road, Suite 375

Phoenix, AZ 85016

December 22, 2021

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Master Custodian Agreement by and among each management investment company identified on Appendix A (each such investment company and each management investment company made subject to the Agreement in accordance with Section 20.6.1 of the Agreement, shall hereinafter be referred to as a “Fund”) and State Street Bank and Trust Company (the “Custodian”) dated November 21, 2014 (the “Agreement”).

Pursuant to Section 20.6.2 of the Agreement, this letter is to provide notice of the creation of an additional portfolio (the “New Fund”) as of the date set forth below.

Name of New Fund	Effective Date
Smead International Value Fund	January 12, 2022

We request that you act as Custodian under the Agreement with respect to the New Fund.

Appendix A to the Agreement setting forth the Funds is hereby replaced in its entirety by Appendix A attached hereto.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

EACH OF THE MANAGEMENT INVESTMENT COMPANIES AND SERIES SET FORTH ON APPENDIX A HERETO

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

Smead Funds Trust

Smead Value Fund

Smead International Value Fund